Exhibit 99.1

	CONTACT:	Michael W. Collier
NEWS RELEASE		Vice President, Investor Relations
Willbros USA, Inc.
(713) 403-8016

Connie Dever
Director, Strategic Planning
FOR IMMEDIATE RELEASE		Willbros USA, Inc.
(713) 403-8035
WILLBROS ANNOUNCES FIRST QUARTER EARNINGS
OF $0.46 PER DILUTED SHARE FROM CONTINUING OPERATIONS
•	Company continues turnaround, posting record quarterly earnings and revenue.

•	Continuing operations first quarter 2008 net income of $19.1 million compares to net loss of $3.3 million for first quarter 2007.

•	Full results for first quarter 2008, including discontinued operations, were $21.7 million net income, $0.52 per diluted share.

•	First quarter 2008 EBITDA(1) of $45.2 million.

•	Backlog at March 31, 2008 of $1.2 billion, primarily in North America, and 76 percent cost reimbursable contracts is consistent with Company strategy.
HOUSTON, TX — May 7, 2008 — Willbros Group, Inc. (NYSE: WG) today reported its results for the first quarter of 2008. On revenue of $491.6 million, net income from continuing operations for the first quarter of 2008 was $19.1 million, or $0.46 per diluted share, as compared to a loss of $3.3 million, or $0.13 per share, in 2007. Including discontinued operations, Willbros reported first quarter 2008 net income of $21.7 million, or $0.52 per diluted share, compared to a loss of $11.8 million, or $0.46 per share from first quarter 2007. First quarter 2008 revenue of $491.6 million grew 138 percent from the $206.7 million reported in first quarter 2007. The increase was attributed to high utilization of the Company’s U.S. large diameter pipeline construction capacity, successful completion of its first major Canadian pipeline construction project since Willbros acquired its Canadian pipeline division in July 2007, and from the addition of the Downstream services unit, InServ, which was acquired late in 2007.
     Randy Harl, President and Chief Executive Officer, commented, “Our first quarter 2008 results are vastly improved over 2007. We are seeing the benefits of the resolution of many issues which affected the Company’s performance in 2007. As a result of the largely cost reimbursable backlog in place at the end of 2007, we entered 2008 with a much improved risk profile. Our stated plan was to grow the size, scope and profitability of the Willbros business model, while managing for the best risk-adjusted returns, and we believe the first quarter results indicate that we are making meaningful progress toward these goals. We will continue to position the Company to leverage its strengths in a robust market for our services. We believe the outlook for pipeline and downstream services will enable us to continue to grow at a managed pace, and our improved business model will provide us the ability to continue to generate cash flows to support our growth.

     “We are very pleased with the contribution from our pipeline construction acquisition in Canada and, during the downtime in the second quarter associated with the spring break-up, we are preparing for more mainline pipeline projects in Canada. We expect to return to more normal levels of operation in our Canadian pipeline business beginning in the third quarter. We also continue to expect the market for mainline pipeline construction in Canada to move toward cost reimbursable contract terms and conditions as we have seen in the past year in the United States. We are integrating the InServ downstream business into the Willbros organization as smoothly as we had anticipated, and we are highly confident that its contribution will continue to grow and meet our objectives for 2008 and beyond. We believe the future of Willbros is a positive one with much lower risk and attractive growth opportunities. We now have the management team, systems, focus and financial strength to deliver growth and performance on a more consistent basis.”
First Quarter 2008 Segment Results From Continuing Operations
The Company reported that operating income in first quarter 2008 was $34.9 million compared to a loss of $2.0 million in the first quarter of 2007.
The Upstream Oil & Gas segment reported $344.4 million in revenue, compared to $171.6 million for the same period in 2007. First quarter 2008 operating income was $23.2 million, compared to a loss of $6.5 million in the first quarter of 2007. The increase is attributed to high utilization of U.S. pipeline construction capacity, a strong quarter from Canada pipeline construction and the lower exposure to project cost escalations due to the high percentage of cost reimbursable contracts.
The Downstream Oil & Gas segment reported $80.6 million in revenue and operating income of $2.9 million. The seasonal nature of our downstream business generally causes lower first quarter results as compared to the quarters in the remainder of the year. The Downstream Oil & Gas segment is on track to generate increased revenue and operating income for the remainder of 2008.
The Engineering segment reported $66.6 million in revenue, compared to $35.1 million from first quarter 2007. First quarter 2008 operating income was $8.8 million, compared to $4.5 million in the first quarter of 2007. Engineering continues to sustain strong operating margins, 13.2 percent and 12.8 percent in the first quarters of 2008 and 2007, respectively, while expanding to meet increasing market demand for its services.
EBITDA(1) from first quarter 2008, driven by strong operating performance, was $45.2 million compared to $1.3 million in first quarter 2007.
General and Administrative (“G&A”) costs were $28.4 million, or 5.8 percent of revenue, as compared to $11.8 million, or 5.7 percent of revenue in the first quarter of 2007.
First Quarter 2008 Results From Discontinued Operations
The Company reported net income from discontinued operations of $2.6 million, or $0.06 per diluted share, compared to a loss of $8.5 million or $0.33 per share in the first quarter of 2007.
Backlog(2)
At March 31, 2008, Willbros reported backlog(2) of approximately $1.2 billion compared to $1.3 billion at December 31, 2007. Management remains highly confident that backlog will grow year over year in the robust environment for its services. Backlog has increased from $648.3 million at March 31, 2007. At March 31, 2008, 76 percent of contract backlog was cost reimbursable.
Guidance
Willbros updated its guidance for 2008 annual revenue from a range of $1.6 to $1.8 billion to a range of $1.8 to $2.0 billion; for annual G&A the Company lowered the range to 5 to 7 percent of revenue from the previous range of 6 to 7 percent, and for annual EPS the Company raised its guidance from a range of $1.65 to $1.90 to a range of $1.70 to $1.95 per diluted share based on an average share count of approximately 46 million shares. Guidance for the expected tax rate for 2008 remained at 42 percent.
CONFERENCE CALL
In conjunction with the release, Willbros has scheduled a conference call, which will be broadcast live over the Internet on Thursday, May 8, 2008 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Group, Inc. First Quarter 2008 Conference Call

When:	Thursday, May 8, 2008 — 9:00 a.m. Eastern Time

Where:	Live via phone by dialing 877-323-2090 or 416-695-6617, passcode 3260273, and asking for the Willbros call at least 10 minutes prior to the start time
Where:	Live over the Internet by logging onto www.willbros.com on the home page under Events.
A telephonic replay of the conference call will be available through May 22, 2008 and may be accessed by calling 800-408-3053 or 416-695-5800 and using the passcode 3260273. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.
Willbros Group, Inc. is an independent contractor serving the oil, gas, power, and refining and petrochemical industries, providing engineering, construction, turnaround and maintenance services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.
This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including those discussed above and such things as the potential for additional investigations; the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; fines and penalties by government agencies; the outcome of the current Securities and Exchange Commission, Office of Foreign Assets Control and Department of Justice investigations; the identification of one or more other issues that require restatement of one or more prior period financial statements; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures, oil, gas, gas liquids, and power prices and demand, the amount and location of planned pipelines, the refinery crack spread and planned refinery outages and upgrades, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas, power, refining and petrochemical industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.
TABLE TO FOLLOW

WILLBROS GROUP, INC.
(In thousands, except per share amounts)

	Three Months Ended
	March 31
	2008	2007
Statement of Operations Data
Contract revenue
Upstream O&G	$344,423	$171,585
Downstream O&G	80,610	—
Engineering	66,601	35,124

	491,634	206,709

Operating expenses
Upstream O&G	321,257	178,085
Downstream O&G	77,663	—
Engineering	57,836	30,628

	456,756	208,713

Operating income (loss)
Upstream O&G	23,166	(6,500)
Downstream O&G	2,947	—
Engineering	8,765	4,496

Operating income (loss)	34,878	(2,004)

Other expense:
Interest — net	(1,529)	(890)
Other — net	(427)	(190)

	(1,956)	(1,080)

Income (loss) before income taxes	32,922	(3,084)
Provision for income taxes	13,817	255

Income (loss) from continuing operations	19,105	(3,339)

Income (loss) from discontinued operations	2,559	(8,508)

Net income (loss)	$21,664	$(11,847)

Basic income (loss) per share:
Continuing operations	$0.50	$(0.13)
Discontinued operations	0.07	(0.33)

	$0.57	$(0.46)

Diluted income (loss) per share:
Continuing operations	$0.46	$(0.13)
Discontinued operations	0.06	(0.33)

	$0.52	$(0.46)

Cash Flow Data
Continuing operations:
Cash provided by (used in):
Operating activities	$34,382	$(7,340)
Investing activities	(2,585)	128,788
Financing activities	(7,434)	(4,185)
Foreign exchange effects	(1,377)	183
Discontinued operations	(263)	(9,650)

	Three Months Ended
	March 31
	2008	2007
Other Data (Continuing Operations)
Weighted average shares outstanding:
Basic	38,017	25,504
Diluted	43,916	25,504
EBITDA	$45,155	$1,262
Capital expenditures	7,180	2,502

Reconciliation of Non-GAAP Financial Measure

EBITDA (1)
Net income (loss), continuing operations	$19,105	$(3,339)
Interest — net	1,529	890
Income taxes	13,817	255
Depreciation and amortization	10,704	3,456

EBITDA	$45,155	$1,262

Balance Sheet Data	3/31/2008	12/31/2007
Cash and cash equivalents	$115,609	$92,886
Working capital	219,090	201,348
Total assets	871,305	779,413
Total debt	166,090	152,346
Stockholders’ equity	423,460	396,101

Backlog Data (2)
By Reporting Segment:
Upstream O&G	$808,027	$941,301
Downstream O&G	233,920	199,646
Engineering	119,548	164,494

	$1,161,495	$1,305,441

By Geographic Area:
North America	$1,079,722	$1,229,878
Middle East	81,773	75,563

	$1,161,495	$1,305,441

(1)	EBITDA is earnings before net interest, income taxes and depreciation and amortization. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.

(2)	Backlog is anticipated contract revenue from projects for which award is either in hand or assured.
###